Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE CORPORATION ANNOUNCES RESULTS OF EARLY TENDER OFFER PERIOD AND CLOSING OF SENIOR NOTE OFFERING

BELLEVUE, Wash., July 19, 2010 — Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today announced that it has consummated its private placement of $250 million aggregate principal amount of 7% Senior Notes due 2020 (the “New Notes”) and the early settlement of its previously announced cash tender offer and consent solicitation with respect to its outstanding 7 3/4% Senior Subordinated Notes due 2013 (the “2013 Notes”).

Esterline used the net proceeds from the sale of the New Notes to fund the payment of consideration and costs relating to the early settlement of the tender offer. As of 5:00 p.m., New York City time, on July 30, 2010, the consent and early tender deadline, $157,606,000 aggregate principal amount of 2013 Notes had been validly tendered and not withdrawn, which represented approximately 90% of the outstanding aggregate principal amount of the 2013 Notes. Esterline accepted for purchase all of the 2013 Notes that were validly tendered at or prior to the July 30 deadline, and today paid $1,015.42 per $1,000 principal amount of such 2013 Notes tendered, plus any accrued and unpaid interest up to, but not including August 2, 2010.

This press release does not constitute an offer to purchase the notes or a solicitation of consents to amend the related indenture, nor shall it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful. This press release does not constitute an offer to sell, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Esterline:

Esterline Corporation is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. Operations within the Avionics & Controls segment focus on high-technology electronics products for military and commercial aircraft and land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and countermeasure products.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,”

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“intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.